Exhibit 12.1

Protective Life Corporation

	Six Months Ended	Year Ended
	June 30,	December 31,
	2009	2008
	(Dollars In Thousands)
Pro Forma Computation of Ratio of Consolidated Earnings to Fixed Charges
Income before change in accounting principle before Income Tax	$159,247	$38,471
Add Interest Expense on Debt and Subordinated Debt Securities and Non-recourse funding obligations	65,627	149,877
Add Imputed interest on operating leases	1,067	2,233
Add Interest Credited on Investment Products	505,417	1,043,676

Earnings before Interest, Interest Credited on Investment Products and Taxes	$731,358	$1,234,257
Interest Expenses on Debt, Subordinated Debt Securities and Non-recourse funding obligations	65,627	149,877
Add Imputed interest on operating leases	1,067	2,233
Add Interest Credited on Investment Products	505,417	1,043,676

Interest Expense, Imputed Interest Expense on Operating Leases and Interest Credited on Investment Products	$572,111	$1,195,786
Earnings before Interest, Interest Credited on Investment Products and Taxes Divided by Interest expense, Imputed Interest on Operating Leases and Interest Credited on Investment Products	1.3	1.0
Pro Forma Computation of Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products
Income before change in accounting principle before Income Tax	$159,247	$38,471
Add Interest Expense on Debt, Subordinated Debt Securities and Non-recourse funding obligations	65,627	149,877
Add Imputed interest on operating leases	1,067	2,233

Earnings before Interest and Taxes	$225,941	$190,581
Interest Expense on Debt, Subordinated Debt Securities and Non-recourse funding obligations	65,627	149,877
Add Imputed interest on operating leases	1,067	2,233

Interest Expense and Imputed Interest on Operating Leases	$66,694	$152,110
Earnings before Interest and Taxes Divided by Interest Expense and Imputed Interest on Operating Leases	3.4	1.3